Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

ATLAS RESOURCE PARTNERS, L.P.,

ATLAS RESOURCE PARTNERS GP, LLC,

ATLAS ENERGY, L.P.,

and

ATLAS ENERGY GP, LLC

Dated as of [—], 2012

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [—], 2012, is by and among Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), Atlas Resource Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Atlas Energy, L.P., a Delaware limited partnership (“Atlas Energy”), and Atlas Energy GP, LLC, a Delaware limited liability company and the general partner of Atlas Energy (“Atlas Energy GP”). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in Article 1 of this Agreement.

RECITALS

WHEREAS, the board of directors of Atlas Energy GP has determined that it would be appropriate, desirable and in the best interests of Atlas Energy and its unitholders to create a new, publicly traded company that shall operate the Transferred Business;

WHEREAS, the Partnership has been formed for this purpose and has not engaged in activities except in preparation for the Separation and Distribution as described in this Agreement;

WHEREAS, in furtherance of the foregoing, prior to the Distribution, Atlas Energy desires to contribute or otherwise transfer, either directly or through its Subsidiaries, to the Partnership and/or its Subsidiaries, and the Partnership and/or its Subsidiaries will accept and assume, the Transferred Assets and the Transferred Liabilities, including the stock or other equity interests of the Transferred Entities, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Atlas Energy intends, after the Separation, to distribute to holders of Atlas Energy Common Units as of the close of business on the Record Date, by means of a pro rata distribution, approximately [—] Partnership Common Units, representing an approximately 19.6% limited partner interest in the Partnership, on the basis of [—] Partnership Common Units for every one Atlas Energy Common Unit (the “Distribution”);

WHEREAS, Atlas Energy and the Partnership have prepared, and the Partnership has filed with the SEC, the Form 10, which includes the Information Statement and sets forth disclosure concerning the Partnership and the Distribution; and

WHEREAS, the parties intend to set forth in this Agreement the principal arrangements between them regarding the Separation and the Distribution.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, immediately after the Separation, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the Atlas Energy Group is an Affiliate of any member of the Partnership Group, and that no member of the Partnership Group is an Affiliate of any member of the Atlas Energy Group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended and Restated LLC Agreement” has the meaning set forth in Section 3.2(f) of this Agreement.

“Amended and Restated LPA” has the meaning set forth in Section 3.2(e) of this Agreement.

“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts or pursuant to any Action), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Atlas Energy” has the meaning set forth in the preamble to this Agreement.

“Atlas Energy Common Units” means the common units representing limited partnership interests of Atlas Energy.

“Atlas Energy GP” has the meaning set forth in the preamble to this Agreement.

“Atlas Energy Group” means Atlas Energy and each Person that is or becomes an Affiliate of Atlas Energy (other than any member of the Partnership Group).

“Atlas Energy Indemnified Parties” has the meaning set forth in Section 5.1 of this Agreement.

“Claimed Amount” has the meaning set forth in Section 5.3(a) of this Agreement.

“Claim Notice” has the meaning set forth in Section 5.3(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Controlling Party” has the meaning set forth in Section 5.3(d)(ii) of this Agreement.

“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Agent” has the meaning set forth in Section 3.4(a) of this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Excluded Assets” means (without duplication):

(i) all of the direct and indirect equity and other interests in Atlas Energy GP;

(ii) all of the direct and indirect equity and other interests in Atlas Pipeline Partners, L.P. and Atlas Pipeline Partners GP, LLC, including any direct or indirect rights to receive incentive distribution rights or other rights as equityholders of the foregoing;

(iii) all of the direct and indirect equity and other interests in Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP, LLC, including any rights to receive incentive distribution rights or other rights as equityholders of the foregoing;

(iv) all of the direct and indirect equity and other interests in the General Partner, including any direct or indirect rights to receive incentive distribution rights or other rights as equityholders of the foregoing;

(v) all of the direct and indirect equity in the Partnership, including any direct or indirect rights to receive incentive distribution rights or other rights as equityholders of the foregoing; and

(vi) the Ohio Rights of Way; provided that the Partnership shall have the right to use the Ohio Rights of Way as set forth in Section 4.3(a).

“Excluded Liabilities” means (without duplication):

(i) any and all Liabilities to the extent that such Liabilities are expressly provided by this Agreement as Liabilities to be retained or assumed by Atlas Energy or any other member of the Atlas Energy Group; and

(ii) any and all Liabilities of a member of the Atlas Energy Group to the extent relating to, arising out of or resulting from any Excluded Assets.

“Form 10” has the meaning set forth in Section 3.3(e) of this Agreement.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the Atlas Energy Group or the Partnership Group, as the context may require.

“Indemnified Party” has the meaning set forth in Section 5.3(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 5.3(a) of this Agreement.

“Information Statement” has the meaning set forth in Section 3.3(a) of this Agreement.

“Liabilities” means debts, liabilities, guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of (i) any Contract, Action, tort based theory or any other legal theory or (ii) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative’s authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Ohio Gathering Assets” has the meaning set forth in Section 4.3(a) of this Agreement.

“Ohio Rights of Way” has the meaning set forth in Section 4.3(a) of this Agreement.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Balance Sheet” means the unaudited combined balance sheet of the Partnership Group, including the notes thereto, as of [—], 2011.

“Partnership Common Units” means the common limited partnership units of the Partnership.

“Partnership Group” means the Partnership, the General Partner and each Subsidiary of the Partnership or the General Partner on or after the Distribution Date.

“Partnership Indemnified Parties” has the meaning set forth in Section 5.2 of this Agreement.

“Partnership Transfer Agent” means the transfer agent and registrar for the Partnership Common Units.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

“Record Date” means the close of business on the date to be determined by the board of directors of Atlas Energy GP as the record date for determining the holders of Atlas Energy Common Units entitled to receive Partnership Common Units pursuant to the Distribution.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Separation” means the transfer of the Transferred Assets to the Partnership and its Subsidiaries and the assumption of the Transferred Liabilities by the Partnership and/or its Subsidiaries, and the transfer of the Excluded Assets to Atlas Energy and its Subsidiaries (other than any member of the Partnership Group) and the assumption by Atlas Energy and/or its Subsidiaries (other than any member of the Partnership Group) of the Excluded Liabilities, all as more fully described in this Agreement and including the steps set forth on Schedule 1.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that, for purposes of this Agreement, unless the context otherwise requires, immediately after the Separation, references to Subsidiaries of Atlas Energy will not include the entities that will be transferred to the Partnership or any other member of the Partnership Group pursuant to this Agreement, whether the transfer of such entities occurs prior to or after the Distribution Date.

“Third-Party Claim” has the meaning set forth in Section 5.3(d)(i) of this Agreement.

“Transferred Assets” means (without duplication):

(i) all Assets that are expressly provided by this Agreement as Assets to be transferred to the Partnership or any other member of the Partnership Group, including the Ohio Gathering Assets;

(ii) all issued and outstanding equity interests in the Transferred Entities;

(iii) all Assets reflected as assets of the Partnership or its Subsidiaries on the Partnership Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Partnership Balance Sheet; and

(iv) any and all Assets owned or held immediately prior to the Distribution Date by Atlas Energy or any of its Subsidiaries that are used primarily in the Transferred Business (provided that the intention of this clause (iv) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Transferred Asset);

provided that the Transferred Assets shall not in any event include any Excluded Assets.

“Transferred Business” means (i) the natural gas and oil development and production business and partnership management business and operations conducted by Atlas Energy and its Affiliates (including, for purposes of this definition, the Partnership and its Affiliates) prior to the Distribution Date, and (ii) except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the Transferred Business (as described in the foregoing clause (i)) as then conducted; provided, however, that the Transferred Business shall not include the Excluded Assets.

“Transferred Entities” means all Subsidiaries of Atlas Energy that shall have been contributed to, or otherwise transferred, conveyed or assigned to, the Partnership Group on or prior to the Distribution Date.

“Transferred Liabilities” means (without duplication):

(i) any and all Liabilities arising out of, resulting from or relating to the Transferred Business or the Transferred Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Distribution Date, and any and all Liabilities arising out of, resulting from or relating to the operation of any business conducted by any member of the Partnership Group at any time after the Distribution Date;

(ii) any and all Liabilities that are expressly provided by this Agreement as Liabilities to be assumed by the Partnership or any other member of the Partnership Group, and all obligations of the Partnership Group under or pursuant to this Agreement or any other instrument entered into in connection herewith or therewith;

(iii) all Liabilities arising out of, resulting from or relating to any of the terminated, divested or discontinued businesses and operations of the Transferred Business;

(iv) all Liabilities reflected as liabilities or obligations of the Partnership or its Subsidiaries on the Partnership Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Partnership Balance Sheet; and

(v) all Liabilities arising out of claims made by the respective directors, officers, managers, equityholders, employees, agents, Subsidiaries or Affiliates of Atlas Energy, Atlas Energy GP or any member of the Partnership Group to the extent relating to, arising out of or resulting from the Transferred Business or the Transferred Assets;

provided that the Transferred Liabilities shall not include the Excluded Liabilities.

“Unreleased Partnership Liability” has the meaning set forth in Section 2.4(b) of this Agreement.

ARTICLE 2

THE SEPARATION

Section 2.1 Transfer of Assets and Assumption of Liabilities. On or prior to the Distribution Date:

(a) Atlas Energy shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to the Partnership, or certain of the Partnership’s Subsidiaries designated by the Partnership, and the Partnership or such Subsidiaries shall accept from Atlas Energy and its applicable Subsidiaries, all of Atlas Energy’s and such Subsidiaries’ respective right, title and interest in and to all of the Transferred Assets (it being understood that if any Transferred Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Transferred Asset may be assigned, transferred, conveyed and delivered to the Partnership as a result of the transfer of all of the equity interests in such Transferred Entity from Atlas Energy or its applicable Subsidiaries to the Partnership or its applicable Subsidiaries); and

(b) the Partnership or certain of its Subsidiaries designated by the Partnership shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Transferred Liabilities in accordance with their respective terms. The Partnership and/or such Subsidiaries shall be responsible for all Transferred Liabilities, regardless of when or where such Transferred Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Transferred Liabilities are asserted or determined, or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Atlas Energy Group or the Partnership Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

In the event that any Transferred Entity shall hold any Excluded Asset, the Partnership agrees that it shall, or shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Atlas Energy or its designated Subsidiary all of such Transferred Entity’s right, title and interest in and to such Excluded Asset, and Atlas Energy agrees to assume and be responsible for any Excluded Liability related to such Excluded Asset.

Section 2.2 Transfer Procedures.

(a) In furtherance of the assignment, transfer, conveyance and delivery of the Transferred Assets and the assumption of the Transferred Liabilities in accordance with Section 2.1, on the date that such Transferred Assets are assigned, transferred, conveyed or delivered or such Transferred Liabilities are assumed, (i) Atlas Energy shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the right, title and interest of Atlas Energy and its Subsidiaries (other than the Partnership and its Subsidiaries) in and to the Transferred Assets to the Partnership and its Subsidiaries, and (ii) the Partnership shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Transferred Liabilities by the Partnership and its Subsidiaries.

(b) In the event that at any time or from time to time (whether prior to or after the Distribution Date), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

(c) The parties hereby waive compliance with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets.

Section 2.3 Approvals and Notifications.

(a) To the extent that the transfer or assignment of any Transferred Asset or Excluded Asset, the assumption of any Transferred Liability or Excluded Liability, the Separation or the Distribution requires any Approvals or Notifications, the parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement, none of Atlas Energy, Atlas Energy GP, the Partnership or the General Partner shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Transferred Assets or Excluded Asset or assumption of any Transferred Liabilities or Excluded Liability as contemplated by this Agreement would be a violation of applicable Law or require any Approvals or Notifications that has not been obtained or made by the Distribution Date then, unless the parties hereto mutually shall otherwise determine, such transfer, assignment or assumption, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Transferred Assets, Excluded Asset, Transferred Liabilities or Excluded Liability shall continue to constitute Transferred Assets, Excluded Asset, Transferred Liabilities or Excluded Liability, respectively, for all other purposes of this Agreement.

(c) If any transfer or assignment of any Transferred Asset or Excluded Asset or any assumption of any Transferred Liabilities or Excluded Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.3(b) or for any other reason, then, insofar as reasonably possible, the Person retaining such Asset or Liability intended to be so transferred or assumed shall thereafter hold such Asset or Liability, as the case may be, for the use and benefit of the Person entitled to receive such Asset or Liability (at the expense of the Person entitled to receive such Asset or Liability). In addition, the Person retaining such Asset or Liability intended to be so transferred or assumed shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person entitled to receive such Asset or Liability in order to place such Person entitled to receive such Asset or Liability in a substantially similar position as if such Asset or Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, as the case may be, is to inure from and after the Distribution Date to the Person entitled to receive such Asset or Liability.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Asset or the deferral of assumption of any Liability pursuant to Section 2.3(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Asset or the assumption of any Liability have been removed, the transfer or assignment of the applicable Asset or the assumption of the applicable Liability, as the case may be, shall be effected in accordance with the terms of this Agreement.

Section 2.4 Novation of Transferred Liabilities.

(a) Each of Atlas Energy and the Partnership, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Transferred Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Partnership Group, so that, in any such case, the members of the Partnership Group will be solely responsible for such Liabilities; provided, however, that, neither Atlas Energy nor the Partnership shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If Atlas Energy or the Partnership is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Atlas Energy Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Partnership Liability”), the Partnership shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Atlas Energy Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Atlas Energy Group that constitute Unreleased Partnership Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the Atlas Energy Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Partnership Liabilities shall otherwise become assignable or able to be novated, Atlas Energy shall promptly assign, or cause to be assigned, and the Partnership shall assume, such Unreleased Partnership Liabilities without exchange of further consideration.

Section 2.5 No Representations or Warranties. EACH OF ATLAS ENERGY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ATLAS ENERGY GROUP) AND THE PARTNERSHIP (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE PARTNERSHIP GROUP) ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY TO THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANOTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE 3

THE DISTRIBUTION

Section 3.1 The Distribution. Atlas Energy will, in its sole discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Atlas Energy may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. The Partnership and the General Partner will cooperate with Atlas Energy in all respects to accomplish the Distribution and will, at Atlas Energy’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, to the extent necessary, registering under the Securities Act and the Exchange Act the Atlas Energy Common Units on an appropriate registration form or forms to be designated by Atlas Energy. Atlas Energy will select any distribution agent(s) and investment banker(s) in connection with the Distribution, as well as any financial printer and financial, legal, accounting and other advisors for the Distribution.

Section 3.2 Actions Prior to the Distribution. In connection with the Distribution, Atlas Energy (subject to its rights of termination set forth in this Agreement) and the Partnership will take the actions set forth in this Section 3.2 on or prior to the Distribution Date:

(a) Atlas Energy and the Partnership will prepare and Atlas Energy will mail at its expense, prior to any Distribution Date, to the holders of Atlas Energy Common Units as of the Record Date, such information concerning the Partnership and the Distribution and such other matters as Atlas Energy reasonably determines and as may be required by applicable law. Atlas Energy and the Partnership will prepare, and the Partnership will, to the extent required by applicable law, file with the SEC any such documentation that Atlas Energy determines is necessary or desirable to effect the Distribution, and Atlas Energy and the Partnership will each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Without limiting the foregoing, Atlas Energy and the Partnership will cooperate to respond to any oral or written comments issued by the SEC in connection with the foregoing on a timely basis.

(b) Each of the Partnership and Atlas Energy will use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution.

(c) The Partnership will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the Partnership Common Units to be distributed in the Distribution on the New York Stock Exchange, subject to official notice of issuance.

(d) Atlas Energy and the Partnership will consummate the transactions contemplated by Schedule 1 hereto.

(e) Atlas Energy, Atlas Energy GP, the General Partner and the Partnership will each take all necessary action that may be required to provide for the entry by Atlas Energy and the General Partner into the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amended and Restated LPA”), in such form as may be determined by the Partnership, the General Partner, Atlas Energy GP and Atlas Energy.

(f) Atlas Energy, Atlas Energy GP and the General Partner will each take all necessary action that may be required to provide for the entry by Atlas Energy into the Amended and Restated Limited Liability Company Agreement of the General Partner (the “Amended and Restated LLC Agreement”), in such form as may be reasonably determined by Atlas Energy and Atlas Energy GP.

(g) Atlas Energy will provide instructions to the Distribution Agent regarding the Distribution.

(h) Atlas Energy and the Partnership will take all actions as may be necessary to approve the equity-based employee benefit plans of the Partnership in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the New York Stock Exchange.

(i) Each of the Partnership, the General Partner, Atlas Energy GP and Atlas Energy will take all reasonable steps necessary or desirable to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution.

Section 3.3 Conditions to Distribution. The consummation of the Distribution will be subject to the satisfaction, or waiver by Atlas Energy in its sole discretion, of the conditions set forth in this Section 3.3. Any determination by Atlas Energy regarding the satisfaction or waiver of any of such conditions will be conclusive.

(a) A Registration Statement on Form 10 registering the Partnership Common Units (the “Form 10”) will be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein (the “Information Statement”) will have been mailed to Atlas Energy’s unitholders.

(b) Any required actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution will have been taken and, where applicable, have become effective or been accepted.

(c) The Partnership Common Units to be distributed in the Distribution will have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions contemplated by this Agreement or other ancillary agreement will be in effect.

(e) The Separation and related transactions shall have occurred in accordance with the terms of this Agreement.

(f) This Agreement shall not have been terminated.

(g) No event or development shall have occurred that, in the judgment of the board of directors of Atlas Energy GP, would result in the Distribution having a material adverse effect on Atlas Energy or its unitholders.

Each of the foregoing conditions is for the sole benefit of Atlas Energy and will not give rise to or create any duty on the part of Atlas Energy, Atlas Energy GP or its board of directors to waive or not to waive any such condition or to effect the Separation and the Distribution, or in any way limit Atlas Energy’s rights of termination set forth in this Agreement or alter the consequences of any such termination from those specified in this Agreement. Any determination made by the board of directors of Atlas Energy GP prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive, final and binding.

Section 3.4 Certain Unitholder Matters.

(a) Subject to Section 3.3 and Section 3.4(c) hereof, on or prior to the Distribution Date, Atlas Energy will instruct a distribution agent to be appointed by Atlas Energy (the “Distribution Agent”) to deliver a true, correct and complete copies of the transfer records reflecting the holders of Atlas Energy Common Units entitled to receive Partnership Common Units in connection with the Distribution. Atlas Energy will deliver to the Distribution Agent for the benefit of holders of record of Atlas Energy Common Units as of the Record Date [—] outstanding Partnership Common Units then owned by Atlas Energy or a member of the Atlas Energy Group, and shall cause its transfer agent to instruct the Distribution Agent to distribute electronically on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of Partnership Common Units to each such holder or designated transferee(s) of such holder by way of direct registration in book-entry form. The Partnership will not issue paper stock certificates. Atlas Energy will cooperate, and will instruct the Distribution Agent to cooperate, with the Partnership and the Partnership Transfer Agent, and the Partnership will cooperate, and will instruct the Partnership Transfer Agent to cooperate, with Atlas Energy and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the Partnership Common Units to be distributed to the holders of Atlas Energy Common Units in connection with the Distribution.

(b) Subject to Section 3.3, each holder of Atlas Energy Common Units on the Record Date (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of whole Partnership Common Units equal to the number of Atlas Energy Common Units held by such holder on the Record Date, multiplied by a fraction, (i) the numerator of which is [—], and (ii) the denominator of which is the number of Atlas Energy Common Units outstanding on the Record Date. No fractional units will be distributed in connection with the Distribution.

(c) No fractional units will be distributed or credited to book-entry accounts in connection with the Distribution. The Partnership Transfer Agent will, as soon as practicable after the Distribution Date, (i) determine the number of whole and fractional Partnership Common Units allocable to each holder of record or beneficial owner of Atlas Energy Common Units as of the close of business on the Record Date, (ii) aggregate all fractional units into whole units and sell such whole units in the open market at prevailing market prices on behalf of holders of Atlas Energy Common Units who would otherwise be entitled to receive fractional units in the Distribution and (iii) distribute the aggregate cash proceeds from the sale, net of brokerage fees and other costs, pro rata (reduced by any required tax withholding) to each such holder of Atlas Energy Common Units who would otherwise be entitled to receive a fractional unit in the Distribution. None of Atlas Energy, the Partnership, the General Partner, Atlas Energy GP nor the Partnership Transfer Agent will be required to guarantee any minimum sale price for the fractional Partnership Common Units. None of Atlas Energy, the Partnership, the General Partner, Atlas Energy GP nor the Partnership Transfer Agent will be required to pay any interest on the proceeds from the sale of fractional units.

(d) Until such Partnership Common Units are duly transferred in accordance with applicable law, the Partnership will regard the Persons entitled to receive such Partnership Common Units as record holders of Partnership Common Units in accordance with the terms of the Distribution without requiring any action on the part of such Persons. The Partnership agrees that, subject to any transfers of such units, (i) each such holder will be entitled to receive all distributions payable on, and exercise voting rights and all other rights and privileges with respect to, the Partnership Common Units then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Partnership Common Units then held by such holder.

ARTICLE 4

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 4.1 Further Assurances. The parties agree to execute, or cause to be executed by their appropriate Group members or Representatives, and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement. At the request of the General Partner or the Partnership, Atlas Energy will execute and deliver, and will cause applicable members of the Atlas Energy Group to execute and deliver, to the Partnership and/or other applicable members of the Partnership Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as the General Partner or the Partnership may deem reasonably necessary or desirable in order (a) to transfer, convey and assign to the Partnership the Transferred Assets, (b) to put the Partnership in actual possession and operating control thereof, and (c) to permit the Partnership to exercise all rights with respect thereto. At the request of Atlas Energy, the Partnership and/or other applicable members of the Partnership Group will execute and deliver to Atlas Energy and/or applicable members of the Atlas Energy Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Atlas Energy may deem reasonably necessary or desirable in order to ensure that the Partnership (and/or its applicable Subsidiaries) fully and unconditionally assumes and discharges the Transferred Liabilities as contemplated under this Agreement or any document in connection herewith, and relieve the Atlas Energy Group of any Liability with respect thereto and evidence the same to third Persons. Except as otherwise expressly provided in this Agreement, no member of the Atlas Energy Group will be obligated to incur any out-of-pocket costs, expenses and fees in connection with its obligations under this Section 4.1, including, without limitation, any attorneys’ fees, recording, assignment or other similar fees after the Distribution Date.

Section 4.2 Performance. Atlas Energy will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Atlas Energy Group. The Partnership will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Partnership Group. Each party further agrees that it will cause its other Group members not to take any action or fail to take any such action inconsistent with such party’s obligations under this Agreement or the transactions contemplated hereby.

Section 4.3 Post-Closing Access to Rights of Way and Midstream Assets in Ohio.

(a) The Parties agree that the rights of way in Ohio held by any member of the Atlas Energy Group or any member of the Partnership Group are intended to be an Excluded Asset (the “Ohio Rights of Way”), and that the gathering assets in Ohio held by any member of the Atlas Energy Group or any member of the Partnership Group are intended to be a Transferred Asset (the “Ohio Gathering Assets”).

(b) Notwithstanding Section 4.3(a), from and after the Separation, (i) any member of the Partnership Group shall have the right to use the Ohio Rights of Way for purposes of oil and natural gas development and production, without payment to Atlas Energy; and (ii) any member of the Atlas Energy Group shall have a right to have access to the Ohio Gathering Assets for any oil or natural gas production (regardless of whether such oil or natural gas production is owned by a member of the Atlas Energy Group or a third party), on commercially prevailing market terms to be agreed between Atlas Energy and the Partnership at the time of such access.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Indemnification by the Partnership Group. Subject to the provisions hereof, effective at and after the Distribution Date, the Partnership will, and the Partnership will cause the other members of the Partnership Group to, jointly and severally indemnify, defend and hold harmless Atlas Energy, each member of the Atlas Energy Group, each of their respective past and present officers, directors and employees, each of their respective heirs, executors, successors and assigns, and, solely with respect to clause (d) below, each Person, if any, who controls any of the foregoing parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Atlas Energy Indemnified Parties”) from and against any and all Damages incurred or suffered by the Atlas Energy Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Distribution Date:

(a) the Transferred Business or any Transferred Liability;

(b) any breach by the Partnership or any member of the Partnership Group of this Agreement; and

(c) any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if the Partnership will have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading other than any such statement or omission in the Form 10 or Information Statement furnished by Atlas Energy solely in respect of the Atlas Energy Group.

Section 5.2 Indemnification by Atlas Energy Group. Subject to the provisions hereof, effective at and after the Distribution, Atlas Energy will indemnify, defend and hold harmless each member of the Partnership Group, each of their respective past and present officers, directors and employees, and each of their respective heirs, executors, successors and assigns (collectively, the “Partnership Indemnified Parties”) from and against any and all Damages incurred or suffered by the Partnership Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Distribution Date:

(a) the Excluded Liabilities; and

(b) any breach by Atlas Energy or any member of the Atlas Energy Group of this Agreement.

provided that nothing in this Agreement shall limit the full rights and benefits intended to be provided to Atlas Energy and its Affiliates (including any rights and benefits to indemnification) pursuant to the terms and conditions of the Amended and Restated LPA or the Amended and Restated LLC Agreement.

Section 5.3 Claim Procedure.

(a) Claim Notice. A party that seeks indemnity under this Article 5 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the parties or from Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.

(b) Response to Notice of Claim. Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount.

(c) Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable, the parties will begin the process to resolve the matter. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such terms of resolution.

(d) Third Party Claims.

(i) In the event that the Indemnified Party receives written notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 5, the Indemnified Party will give written notice to the Indemnifying Party of the Third-Party Claim. Such notification will be given as soon as practicable after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third Person (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within 30 calendar days after delivery of such written notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

(ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

Section 5.4 Survival; Limitations.

(a) All covenants and agreements of the parties contained in this Agreement will survive each of the Separation and the Distribution. The rights and obligations of Atlas Energy, the Partnership and each of their respective Indemnified Parties under this Agreement will survive the sale, assignment or other transfer by (i) in the case of the Partnership, any Transferred Assets or Transferred Liabilities or (ii) in the case of Atlas Energy, any Excluded Assets or Excluded Liabilities.

(b) The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.

(c) Any indemnification payment made under this Agreement will be characterized for tax purposes as a contribution or distribution or payment of a Transferred Liability or an Excluded Liability, as applicable.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto (whether arising in contract, tort, equity or otherwise).

Section 6.2 Jurisdiction. If any dispute arises out of or in connection with this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 6.3 Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 6.3 as follows: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 6.3 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Atlas Energy:

Atlas Energy, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, Pennsylvania 15275

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David K. Lam

Facsimile: (212) 403-2000

Email: dklam@wlrk.com

If to the Partnership:

Atlas Resource Partners, L.P.

c/o Atlas Energy, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, Pennsylvania 15275

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David K. Lam

Facsimile: (212) 403-2000

Email: dklam@wlrk.com

Section 6.4 Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other parties which consent may be withheld in such other party’s sole discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.

Section 6.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 6.6 Entire Agreement. This Agreement, together with the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements among the parties with respect to the matters contained herein and therein are superseded by this Agreement.

Section 6.7 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 6.8 Expenses. Atlas Energy will be responsible for the payment of all costs, fees and expenses relating to the Distribution, and the responsibility for payment of costs, fees and expenses relating to the Separation will be agreed to by the parties.

Section 6.9 Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 6.10 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 6.11 Construction of Agreement.

(a) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) The words “including,” “includes,” or “include” are to be read as listing non- exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(d) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Distribution Date, the Transferred Businesses will be deemed to be the business of the Partnership and the Partnership Group, and all references made in this Agreement to the Partnership as a party which operates as of a time following the Distribution Date, will be deemed to refer to all members of the Partnership Group as a single party where appropriate.

(e) This Agreement is not to be construed for or against any party based on which party drafted any of the provisions of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

(f) All references in this Agreement to “dollars” or”$” means United States Dollars.

(g) Any reference in this Agreement to a “member” of a Group means a party to this Agreement or another Person referred to in the definition of the Partnership Group or Atlas Energy Group, as applicable.

(h) This Agreement is for the sole benefit of the parties hereto and their respective Group members and, except for the indemnification rights of the Atlas Energy

Indemnified Parties and the Partnership Indemnified Parties under this Agreement do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or unitholder of Atlas Energy or the Partnership) other than the parties signing this Agreement and their respective Group members.

Section 6.12 Termination.

(a) This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the board of directors of Atlas Energy GP without the approval of any Person, including the Partnership or the General Partner, in which case no party will have any liability of any kind to any other party by reason of this Agreement. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

(b) The obligations of the parties under Article 3 (including the obligation to pursue or effect the Distribution) may be terminated by Atlas Energy if, at any time, Atlas Energy GP determines, in its sole discretion, that the Distribution would not be in the best interests of Atlas Energy or its unitholders.

Section 6.13 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale,” or “assignment” of the assets and interests referenced herein.

[Signatures on next page]

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

ATLAS RESOURCE PARTNERS, L.P.

By:	Atlas Resource Partners GP, LLC, its general partner

By:	Atlas Energy, L.P., its sole member

By:	Atlas Energy GP, LLC, its general partner

By:
Name:
Title:

ATLAS RESOURCE PARTNERS GP, LLC

By:	Atlas Energy, L.P., its sole member

By:	Atlas Energy GP, LLC, its general partner

By:
Name:
Title:

ATLAS ENERGY, L.P.

By:	Atlas Energy GP, LLC, its general partner

By
Name:
Title:

ATLAS ENERGY GP, LLC

By
Name:
Title:

[Signature Page to Separation and Distribution Agreement]